                                                                    Exhibit 10.1

July 28, 2000



Mr. Frank J. Amadeo
President
Estefan Enterprises, Inc.
420 Jefferson and 5th Street
Miami Beach, Florida 33139

         This letter amends the Agreement dated September 1, 1999 (the "Agreement") between quepasa.com, inc. ("quepasa"), Estefan Enterprises, Inc. ("EEI") fso Gloria Estefan and Gloria Estefan ("Gloria") in light of the postponement of Gloria Estefan's previously announced 2000 United States concert tour. Capitalized terms not otherwise defined in this letter have the meanings set forth in the Agreement.

         The Agreement is hereby amended as follows:

         1. All references in the Agreement to quepasa's promotion of Tour 2000 shall be deleted. Quepasa and EEI will work together to generate opportunities for Gloria to make appearances as a spokesperson for quepasa, including meet and greet sessions, promoted or arranged by quepasa in conjunction with Gloria's other scheduled appearances, concerts, and other public activities. The use of Gloria's name, image and likeness in print, radio and television advertising through December 31, 2000 may be included in advertising to support quepasa's Community and Educational Initiative (the "Initiative") as well as in connection with any contesting as contemplated by paragraph 7 hereof. As set forth in the Agreement, Gloria and EEI will not agree for Gloria to be a spokesperson for any other Internet company for the term of the Agreement and will not enter into any agreement of any nature that involves Gloria with any Internet company that is in competition with quepasa; provided, that this limitation does not apply to any other EEI artists or businesses.

         2. Gloria will appear at one public event in connection with the Initiative in Los Angeles, California on or about September 13, 2000. Gloria will also participate in one on-line chat session in association with promotion of the Initiative. Any and all aspects of Gloria's participation and involvement in such events must be reasonably mutually agreed upon by both parties prior to the commencement of the event.

         3. In Section 1.A. of the Agreement, the requirement that one of the TV spots and one of the radio spots exclusively promote Tour 2000 shall be eliminated, and quepasa shall not be required to include a five second tag promoting Tour 2000 in any of the TV or radio spots or to include panels promoting Tour 2000 in media advertising.

         4. The last bullet point in Section 1.C. shall be amended to provide that quepasa will have the exclusive right of "first negotiation" and the "first right of refusal" for the United States territory and Latin America under the following terms and conditions. With respect to the right of first negotiation, EEI shall notify quepasa of any confirmed tours of Gloria throughout the term of said exclusive right. Upon written notification by EEI of a future confirmed tour, quepasa shall have 30 days from the date of first notification to present and furnish a sponsorship offer (including consideration) acceptable to EEI and Gloria, and EEI shall furnish quepasa with a response to their offer no later than 30 days from receipt of the offer. In the event, the proposed offer is rejected by either EEI, Gloria or both, quepasa's exclusive right of first negotiation for sponsoring that tour will cease to exist and be null and void thereafter. With respect to the first right of refusal, EEI and Gloria shall notify quepasa of its first acceptable third party offer for sponsoring a confirmed tour within 30 days of EEI's receipt of the third party offer. EEI will furnish a written statement to quepasa of the material terms and conditions of the proposed sponsorship offer by the third party. EEI shall offer to enter into an agreement with quepasa containing the same material terms and conditions offered by the third party. If quepasa does not accept EEI's offer within seven business days after receipt, EEI may then enter into that proposed agreement with the same third party mentioned in EEI's notice and quepasa first right of refusal with respect to sponsoring that tour shall cease to exist and be null and void thereafter. Without limiting the generality of the foregoing, the term of quepasa's exclusive right of "first negotiation" and "first right of refusal" shall expire on December 31, 2001. Without limiting the generality of the foregoing, the rights granted to quepasa in this paragraph in no way bind Gloria into accepting and performing in a tour throughout the term of these rights.

         5. The cash payment of $0.5 million required to be paid by quepasa on the day after the final concert tour performance referred to in
             Section 1.H. shall no longer be payable under any circumstances by quepasa.

         6. Upon the signing of this letter, EEI will return the certificates representing 156,863 shares of quepasa's common stock issued to it upon the signing of the Agreement and referred to in Section 1.H., and thereafter EEI will no longer be the owner of those shares. Quepasa shall thereafter have no obligation to satisfy the "put" option described in section 1.H. of the Agreement with respect to any shares of quepasa. The Registration Rights Agreement entered into between EEI and quepasa shall be deemed cancelled, null and void.

         7. EEI agrees to use its best efforts to provide opportunities (the "Events") in connection with Gloria's bona fide professional commitments through December 31, 2000, subject to the reasonable, practical limitations inherent in the nature of the Events, in which quepasa will have a right of participation and in connection therewith Gloria would make an appearance for quepasa. The specific activities in connection with the Events would be mutually agreed in good faith between EEI and quepasa and may include the following: (i) a mutually agreed upon number of the seats (as similar as reasonably possible to the number and type of seats originally to be allocated to quepasa for the Tour 2000 concerts) in the audience section of the theater where Gloria's contemplated live concert will be performed and for all other performances by Gloria through December 31, 2000; provided, that quepasa may only use these seats in on-line contesting as contemplated by the Agreement for seats that were to be allocated to quepasa for Tour 2000 concerts, and (ii) in the event Bongo Cuban Cafe has a grand opening, webcasting Bongo Cuban Cafe's grand opening event. Quepasa, in its sole discretion, may determine whether or not to proceed with on-line contesting and webcasting the aforementioned events, if and when they may occur; provided, that EEI will not make any on-line contesting, webcasting or other opportunities contemplated by this paragraph 7 available to any other party without quepasa's written consent. EEI or a third party, other than quepasa, shall be responsible for all reasonable expenses incurred by Gloria or EEI in connection with Gloria's participation in and promotion of the Events. Quepasa understands and agrees to be responsible for any and all expenses incurred by its contestants and other persons it engages, other than Gloria, in connection with their participation and promotion of the Events.

         8. All of Gloria's advertising, branding and website obligations will be limited to the activities described in this amendment to the Agreement.

         9. Quepasa may assign its rights under the Agreement only to another corporation owned, controlled or acquired by, or merged with, quepasa, subject to the following conditions: (i) the assignee will not be a competitor to EEI or Gloria nor an entity whose association with EEI or Gloria as a result of the Agreement would reasonably be expected to be harmful to EEI's or Gloria's professional or personal reputation; provided, however, that, notwithstanding clause (i), quepasa may assign its rights under the Agreement to the entities listed on the attached Addendum A; and
             (ii) if such assignment takes place, the assignee shall be responsible for all representations and warranties made in the Agreement and shall be subject to the same terms and conditions therein.

         Except as specifically amended hereby, the Agreement remains in full force and effect.

         All press releases, trade releases or other public announcements with respect to announcement of the cancellation of Tour 2000 and the transactions contemplated herein and in the Agreement shall be jointly prepared by quepasa and EEI. Except for the information contained in each mutually agreed press release and except as required by law, including the disclosure requirements of applicable securities laws, the terms of this amendment to the Agreement shall not be disclosed to any other person without the consent of each of the parties hereto; provided, if such disclosure is so required by law, the party producing or directing the production of such information will use all reasonable efforts to provide the other parties hereto with notice of such disclosure and a reasonable opportunity to comment upon, limit or contest such disclosure.

         This amendment to the Agreement shall be construed and enforced in accordance with the laws of the State of Arizona. If any portion of this amendment to the Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall be valid and enforceable according to its terms.

         This amendment to the Agreement may be signed in multiple counterparts, and when signed by all parties, all counterparts shall be considered as a single document.

         If the foregoing correctly sets forth our understanding please sign and return a copy of this amendment to the Agreement to the undersigned.


                                              Very truly yours,



                                              quepasa.com, inc.



                                              /s/ Gary L. Trujillo
                                              ----------------------------------
                                              By:      Gary L. Trujillo
                                              Its:     Chairman/CEO



                                              Estefan Enterprises, Inc.



                                              /s/ Frank J. Amadeo
                                              ----------------------------------
                                              By:      Frank J. Amadeo
                                              Its:     President



                                              /s/ Gloria Estefan
                                              ----------------------------------
                                              Gloria Estefan